Exhibit 99.2

Tidewater February 26, 2015 10:35 a.m. ET

Gregory Lewis:

Hi, good morning. So we’re going to keep going here on the oil services track. (Conference Instructions.) We have Quinn Fanning, the CFO, sitting right here. You can hit him up afterwards for any questions. And Joe Bennett, head of IR and EVP, is going to be presenting.

Just a little bit of background on Tidewater. They’re the largest offshore supply boat operator in the world. They have a global footprint, a diversified way to play the offshore supply boat business. And with that, I’ll turn it over to Joe.

Joe Bennett:

Thanks, Greg. You just took my thunder, so -- it’s a pleasure to be here. I was telling the folks yesterday that we met with that this is my eleventh year in a row of being here, and when I started this in 2005, first off, it was Credit Suisse First Boston. I still have the little jackets you gave away back during better times. I was also about as thin as Greg and had dark hair and longer hair like he did, but that’s no more, because this industry will do that to you. Right, Jim?

I also remember about ten years ago, I think Mr. Wickland asked, during one of his prior careers, that in preparation for a conference he was putting on, to only do three slides. So I showed up, and I was new in IR then. I showed up with my three slides. I think I was the only one at the conference that had three slides. So the request came again, and I’m pretty stubborn, so I got it down to three or four slides. So the intent is to get through this pretty quick, just like the prior folks did, and leave plenty of time for Q&A.

This doesn’t count as one of my slides, but you know you have to have a disclaimer, so let’s move on.

What I’ll do is go through a few key topics that we just want to touch on. And normally in our presentations, and I would welcome you, outside there’s hard copies of this presentation, and we moved a lot of slides into an appendix.

People that have followed Tidewater for a long time know that the first thing we talk about in every presentation, and I’ll do it again here, is safety. You won’t see the snake slide, though; you’ll have to look at the hard copy to see it in the appendix. But that, I don’t think will ever change with us. Our consistent goal of being best in class in safety and compliance, I don’t think, will ever change.

During rougher times, it’s even more important. During cutbacks in headcount, et cetera, cost reductions, this is one thing that won’t be sacrificed -- our priority given to safety and to our compliance culture. Being as international, as global a player as we are, it’s absolutely necessary. It’s demanded by our customer base.

When people ask us, “Well, you work in a commodity business. Your boats are like the next guy’s boats,” and for the most part, plenty of that is true. So what differentiates you, it’s things like this. It’s being able to tell our customer that we do things in a compliant way in these 50-plus countries that we operate in around the world, and the safety initiatives that we employ in the United States are the same in Nigeria and Angola and Singapore and the Middle East, et cetera. So you’ll always see that as a lead-off.

As Greg said, we’re not just the largest, but we’re the largest and have the newest OSV fleet in the industry. Again, operating in over 50 countries, 9,000 employees. That’s a big group, and most of which is international. Our presence in the United States is all but about 12 boats in the Gulf of Mexico. It’s a far cry from what it used to be, but we follow our customers, and that’s where the customers went, was internationally. So there we are.

Having new equipment these days is key. And again, over the past 11 years of presenting here, it’s only been in the last few years that we’ve been able to make this statement. When I began 11 years ago in 2005, I stood up here and told everyone that we had the largest mature fleet in the industry. And we had already begun the process of replacing that fleet.

These are 25- to 30-year assets, so we’re very, very careful as to what we do, how much we spend, exactly the assets, the specific assets we want to acquire, build, et cetera. And we’ve done that. And here we are, finally at the tail end. We’re not quite done yet, but we see the light at the end of the tunnel. So we do have the newest fleet.

And as you think about the rig owners today, the boat owners today, what assets work? The newer, more sophisticated, up-to-date assets are the ones that are going to work the longest. And that’s what we have. And I’ll give you a little bit more info on this in a second. I used up one of my slides.

We will continue to believe -- obviously, we’re in the offshore space -- we believe the offshore space is and will continue to be relevant, although we’re not immune. And no one, I don’t think, will stand up here throughout this conference -- and I know this conference has been really upbeat for the last 3 days -- and say, “Well, our company is immune from what’s going on.” It’s not. We think we’re well positioned for it, but we’re not immune. But we also believe, and you’ll see again in a second. I used one of my slides to talk about what truly drives our business. So I’ll wait on that one.

I think one of the most important things we want to talk about today, and do with our investors or proposed investors, is our defense mechanisms, both long-term and short-term. Of course, everyone’s asking me, “What are you doing today? What are the defense mechanisms that an OSV operator goes through?”

And the easy answer to that is you stack equipment. And you’ve heard that, I’m sure, the last three days. You stack equipment that you don’t think is marketable and economic to work. We haven’t had to do that yet. Our stackings of equipment has been minimal. And as we sit here today, at least we think it will continue to be minimal. That is always subject to change.

But longer-term defense mechanisms in our business because we’re very capital intensive, we’re very labor intensive -- is making sure our balance sheet is in good shape continuously. So we will continue to, I believe, have a solid financial position. We have considerable, over $600 million of ready liquidity at 12/31. Our revolver, a $600 million revolver, was totally undrawn. We have a reasonable debt level of 36% net debt to cap, which we believe is at the top of our range. I don’t think you’ll see us take that higher. It’s not our desire to take it higher, certainly not on a sustainable basis.

We have very minor debt maturities. The more slides I see, the one right before us, 2019 must be a big year, because it seems like everyone’s big maturities happen in 2019, and ours do, too. We have no significant debt maturities until fiscal 2019. We’re a March fiscal year end.

And the most important thing for us is we’ve plowed lots of money into our business over the last 14 years -- over $5 billion acquiring and building our new asset base. And we see the light at the end of the tunnel. So we see a large reduction in our CapEx spending coming very, very soon.

At 12/31, and as we sit here today, we have 28 boats still in our backlog. We owe $500 million on that group of assets. We’ve already paid $350 million. Their total cost is about $850 million. In this quarter and next quarter, so the March quarter and June quarter, if they get delivered as expected, we will have to pay about $300 million of that $500 million in CapEx. Then thereafter, we average about $40 million a quarter for the following five quarters in CapEx. So literally, our CapEx numbers, that for the last several years has averaged about $500 million a year, is going to go down to a very, very low number.

And people ask, “Okay, so you get to that point. What’s your maintenance CapEx?” Our accounting, first off, is that all of our repairs and maintenance and statutory dry-dockings get expensed as incurred. So we have very little -- very, very little. I’ll say we have maybe $20 million a year of maintenance CapEx, and that would be if we modify a vessel, add some firefighting equipment, things like that -- upgrade vessels, et cetera. So maintenance CapEx is minimal for us.

Drivers of our business. We’ll continue to show this, and I think it’s especially important today. There’s no doubt that the OSV space has been lumped in with drillers, lumped in with land people, lumped in with other oil service companies. And the true driver of our business, and we’ve mentioned on our last two earnings calls, is that 60% of our revenue stream is generated from work directly related to rig activity, to a drilling rig. The other 40% would be production work, construction work, things like that, something that isn’t tied directly to a rig drilling. But this is what drives our business.

And I remember being here last year, and Jim, you were saying even at that point, before oil prices dipped, that how many offshore rigs would come down because of age or whatever, and more because of the number of rigs being built and delivered. But the belief was, even back then, that the net number of working rigs were going to remain fairly flat.

Well, here we are a year later, and I think this graph depicts that. And the fact is, for all the bad news that you hear, and you hear it every day, of how many rigs have been released and how many rigs are being stacked, what you don’t hear is new rigs being delivered and going to work. Because the fact of the matter is, the working rig count has remained fairly stable, and that’s what drives our business.

So why hasn’t Tidewater been hit maybe as hard as others thus far? And I’m talking about it from an operational standpoint. Certainly, our stock has been hit severely. It is because the rig count hasn’t changed all that much. We don’t predict offshore rig count, but we sure read a lot, and we talk to a lot. And I think, even as we sit here today, even with oil prices the way it is, I would guess that the working rig count over the next year will be flat to probably modestly down. We plan on that.

But what we don’t see, as you saw in the last downturn -- you see where that dotted line is -- it was primarily the jack-up market that got hit very, very hard back then. This time, we’re seeing both sectors -- shallow water and deepwater -- flat and even go down a little bit. And I think that’s generally okay for our business, based on capacity, et cetera.

Keep in mind, in the order book for rigs, there’s still 228 or so rigs under construction. Something’s going to happen. Anybody that thought that these 200-plus rigs were going to come in and be incremental, I think were kidding themselves. We never, ever, ever said and expected that to be the case. In fact, in our most optimistic type cases, we were talking about maybe 50% of these rigs would be incremental working rigs. We don’t know what that’s going to be, but there are 228 rigs under construction that should be delivered over the next few years. And that is a positive.

So global footprint, let’s just zip through this quickly. We report in four segments, and I think it’s important to just understand what we have. We classify our vessels into three major classes, and there’s really two core, very key asset classes, and that’s our deepwater assets and our towing supply. And the towing supply assets are the vessels that service the jack-up market. And then the others are tugs and crew boats. And they’re a part of our business, but a fairly smaller part of it.

We’re very, very globally dispersed. That is far different than any competitor. No one in the OSV space can show this kind of geographic dispersion. That works very well during an up cycle. It works even better during a down cycle. As you look at these areas here, you see, first off, the new boats and the old boats, if you can see all that. We’re down to 18 old vessels that are active in our fleet. Jim and Greg, only seven of those are OSVs -- seven old OSVs. Three years ago, that number was over 100. You won’t hear us talking about old boats much anymore.

And I think the other important thing, as I mentioned before, is what you pay for these assets. We actually have grown our business. We’ve replaced the earnings capacity of the old fleet, oh, probably, five, six, or seven years ago. And we’ve grown the earnings capacity of our Company since then. But a key ingredient is we have paid for the asset, and no different than the cycles that you’re familiar with of day rates and utilizations of vessels that go up and down, so do the prices of the individual assets.

So Tidewater’s approach and strategy has been we generally try to grow at a faster pace during a downturn. That’s certainly different than what I heard in the previous presenter, who grows during the upturn. Our assets get very expensive, and why pay when they’re the most expensive? Even though the day rates at that time support it, but what you don’t know in our business -- and I think the last six or eight months is evident of that -- you don’t know when a downturn’s going to hit. I don’t think anyone predicted $50-minus price of oil and the E&P spending that we’re seeing, et cetera.

So you look at the prices, our net book values that are included in this, and I break it out by the four geographic segments here. But if you lumped it all together, first off, this shows 260 active vessels in our fleet; 242 of those are new assets. And our, quote, new assets are defined as boats that we acquired or built after the year 2000. Those 242 boats, their average age is 6.6 years old. That’s a new fleet on a 25- to 30-year asset. The 18 old ones are about 25 to 26 years old, on average.

We have 92 deepwater assets. We have 21 more under construction. So we’ll have a large exposure to a deepwater sector that has performed exceptionally well. It certainly has its challenges now. We’re not the only ones building deepwater PSVs. But those 92 deepwater PSVs average about six years old. They also average about $23.5 million in net book value.

Our 111 towing supply vessels are about seven or so years old, and they average about $11 million in net book value. Those are reasonable numbers, given day rates and operating margins, et cetera, even in a downturn. We just went through our impairment review, our vessel and goodwill impairment reviews. We wrote off all of our goodwill. It was goodwill that was primarily generated about 15 years ago through some acquisitions, so those boats aren’t even around anymore. But we had virtually no impairments of our assets. In fact, the very few that we had were on old assets that we had stacked and decided to scrap. So this is a big part of why we are where we are today -- new assets, globally dispersed.

Lastly, what’s our strategy? You’re going to see a few bullet points here, and there’s nothing that’s special about this strategy. In fact, it’s not all that different than what it’s been. We need to continue to improve on our safety and compliance programs. Again, it will always be a top priority for us.

As simple as stay close to our customers. You know, why wouldn’t you, but when you think about our customer base, our customer base is large NOCs, big IOCs, globally. Stay close to them to know what their plans are, as best as they will share it with you. Certainly in today’s time, when they’re looking for cost reductions, et cetera, I’m not sure they’re telling you all the things that they’re going to do. But if you stay close to them, you can help them manage and actually reduce their costs if you know what they’re trying to accomplish.

Monitor industry developments to adjust our playbook accordingly. Cost reduction. We’re doing what everybody else is doing, looking at headcount reductions. We’re in the middle of all of that right now. Other cost reductions, we’re hitting up our vendors as our customers are hitting us up. Maintain and protect liquidity is very, very important. Again, maintain our solid balance sheet and financial flexibility.

There will be opportunities through this downturn. Like the previous presenter, I think we’re a little too early to have seen enough distress on the distressed owners. But I think as we progress through this year, there may be opportunities. Our approach to that, and you may already be aware, we bought back $100 million of our shares in the December quarter. We still have $100 million authorized under our current authorization from our Board.

We’re also trading at about 53% price to book, which is an all-time low, certainly in my 25 years with the Company. It’s a ridiculously low number, given everything that I’ve just covered with our organization.

So as we look at opportunities to spend capital, those are two primary opportunities. One is to buy distressed assets, which we still have an interest in doing, but only if we can get discounts that are similar to what our own stock is trading at. So we will continue to assess that. Obviously, as I mentioned before, we have some big CapEx numbers this quarter and next, so all of that is considered as we make our decisions to buy back shares, to invest in other assets, et cetera.

Lastly, our ability to return capital to shareholders through dividends and opportunistic share repurchases, as we just talked about. We’ve been a dividend payer every single quarter since 1993. And if you think back, we had some good times and bad times since 1993. And we continue to pay a dividend today. Even with a depressed stock price, or with that depressed stock price, we have about a 3.5% dividend yield. So even if you feel like you’re waiting around and not much is happening, earning 3.5% isn’t bad.

But these are the important things that we think about today, and I’ll end it there, and Greg, turn it over to you. And Quinn and I are here to answer any questions or provide a little more info.

Gregory Lewis:

Great. Thanks, Joe. I think one of the interesting things about Tidewater is your focus on fixing vessels on term contracts. And when we think about the market, clearly the last six to twelve months have been very volatile in this space. And knowing that all basins are different, each one has their own overall -- their own little niche differentiation -- when we think about the overall day rates of the fixed-rate portfolio, just where does that stand on a broad sense relative to where would your best estimate for spot rates would be?

Joe Bennett:

Yes, it’s hard in our industry. First off, we don’t necessarily have a preference for term contracts in and of themselves. The fact is we operate in regions that are much more geared to longer-term projects. So what do I mean by that? We’re not, as I said before, we’re not large in the Gulf of Mexico, and the Gulf of Mexico has become more term-y as it has moved further offshore and into deepwater. But it’s still considered a spot market, and so is the North Sea. And those are two regions of the world. We have six boats currently operating in and around the North Sea; we have twelve boats in the Gulf of Mexico.

As you think about the other regions that we are larger in -- Mexico, Brazil, West Africa, Middle East -- those, by their natures of the projects, are longer-term. So first off, that’s important.

We also run a fairly consistent, I would say 45% to 55% contract coverage, which means that over the next twelve month period -- and we usually give a twelve month outlook -- usually around 50% of our vessel days are already booked and contracted for, which means the other 50% are rolling some time during that twelve month period.

So to get to your question, spot day rates in the Gulf of Mexico and the North Sea are not indicative of what leading-edge day rates are in other parts of the world. So it’s not a blanket answer that I can give to you as to -- you know, you look at, if you asked me what are spot rates in the North Sea, they’re absolutely terrible on any given day. And those numbers have nothing to do with what a boat may be contracted for short-term in a Singapore or a Middle East or anywhere else in the world. So it’s just not an easy one to answer because of that.

Gregory Lewis:

So basically, it sounds like your key basins in West Africa and Americas ex the US Gulf -- you mentioned Brazil, you mentioned Mexico -- given the contract length, it sounds like that pricing environment is holding up better than what we’re seeing in the Gulf of Mexico and the North Sea.

Joe Bennett:

I would say generally it’s better. Is there pressure? I mean the fact is there’s two things, I think, that control day rates, and it’s supply-demand. We know that. So that’s true at any point in time.

The second one is you just have customers that are pounding on your door, saying, “We want a discount. I don’t care what the fundamentals are,” and you fight your way through that. That isn’t something that’s new to us, having been through lots of down cycles over 60 years. And you sit down, and we’ve been very forthright in how we address that. We talked about it on the last earnings call. And it’s an approach that we’ve used many, many times, is we’re not just going to cut a day rate for the hell of it or based on a promise that, “Well, if you cut it today, when things get better, we’re going to give you some work.” Well, that guy that made that promise probably isn’t going to be there two or three years from now or however long it is.

So we trade things for things. If you want us to cut a day rate midterm in a contract, then pick up another boat. Maybe it’s in another part of the world. It’s the benefit that we have that most others don’t have that are so geographic-centric to one or two regions of the world. They may be out for bid on a boat in Southeast Asia, and we’re having a discussion on a boat in Angola. Well, give us that job over in Southeast Asia, too. So those are things that can be traded.

Unidentified Audience Member: Do you trade term as well? Longer term?
Joe Bennett:

We can, but you have to be careful. I mean, what is the price you want to lock in? If they beat you down terribly on price, do you want to then lock that in for four years? And I’m not sure -- Quinn, you’d know better than I do -- whether we’re getting a lot of the trading it for term. I don’t hear too much of that yet, where they want to give you a long, long-term. I don’t know if you feel differently about that.

Quinn Fanning:	(Inaudible – microphone inaccessible)
Gregory Lewis:

And then just, as we think about -- you mentioned the rig count, and yes, the rig count’s basically turned sideways here. Maybe it goes up a little bit, maybe it goes down a little bit. When we think about the overall market response, and I mean Tidewater has transformed its fleet, so your vessels are on the newer end. Are there other operators out there with older tonnage that are competing in your market that could get pressed out? Or it’s just when we think about a balancing of the market, it’s just going to take time?

Joe Bennett:

I think we’re mostly past that. Those are arguments that could have been had five years ago. As we look around to the named competitors -- folks that anybody would be interested in, whether they are public or private -- most of them have a relatively new fleet. So we think about ODS-Petrodata still suggests there are 600 to 700 older vessels that are, quote, active and marketable in the worldwide population, we don’t believe that to be true at all.

So I think the folks that do have old assets, including the few that we have, customers are driving those vessels out of the business. And whether it has the Tidewater T on the side of the boat or anyone else’s, they don’t want that old equipment anymore. And when they do get a job, it’s a little niche-y work that we’re not even talking about as the core business.

Gregory Lewis:

Clearly, we’re moving into deeper water and rigs are evolving. When you think about the traditional boat-to-rig ratio in, say, the midwater versus the ultra-deepwater, how do you think about that changing? Does that change as well, you think?

Joe Bennett:

You would think so. I think general logic would suggest, “Hey, you’re building bigger boats, so you have greater carrying capacities. I don’t need as many boats.” The fact is, the boat-to-rig ratio at any level, whether it’s deepwater or mid, shallow water, different sorts of boats that service those rigs, but the boat-to-rig ratio, we haven’t found has changed at all. If anything, it’s probably getting a little better for the OSV side.

And I think part of that is we are still a fairly small part of the drilling spread, the boat part is. And trying to save $10,000 or $20,000 a day to say, “Well, we think we can do this with one boat instead of two,” or two instead of three, is risky business that they tend to not want to do, thankfully. So we’ve not seen the boat-to-rig ratio go down over the past several years.

You think about where oil is being, and gas is being explored for and developed, it’s further offshore. It’s in more remote areas, so that tends to keep that boat-to-rig ratio up, too.

Gregory Lewis:	And then just as I think about the market, clearly, over the last couple of years, the deepwater assets in Tidewater’s fleet, let’s just say they outperformed the traditional towing supply market. As you think about evolving the fleet over the next five years, and now you’re finishing the major CapEx cycle, so I imagine it starts to -- you mentioned it starts to slow down -- given Tidewater’s size, does it need to remain committed to the towing supply market? Or could we see it just evolve more into the deepwater?

Joe Bennett:

Well, I think when you look at that jack-up count that you saw before, I think most people wrote off the shallow water activity. And frankly, over the last several years when the day rates on those towing supply vessels have improved a little bit certainly, nothing like the deepwater vessel day rate -- but we still believed in it.

We have over 100 new towing supply vessels. Do we think that we need to add a ton more? No, to be honest. But we still believe in the fundamentals. When you look at those fundamentals, and you remember the slide before, there’s 140 jack-ups being built. Again, we know there’s tons of old jack-ups that will be taken off the market, but there’s only about 120 towing supply type vessels under construction today. That kind of rig-to-boat ratio of backlog is very, very attractive and should make the jack-up market a reasonable place to be.

But as you said, we’re toward the end of our build program. It’s time for us to take a bit of a breather, look for great opportunities. But if we don’t have those, you’ll see our CapEx numbers be very, very low relative to what they’ve been. We like the fleet we have. Hell, we’ll have 270 boats in our fleet, and that’s a hell of a number for what we see the world needing over the next several years -- many years.

Gregory Lewis:	(Inaudible – microphone inaccessible)
Joe Bennett:	That’s the plan.
Gregory Lewis:	All right, Joe, thank you very much.
Joe Bennett:	Thank you.